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                                                                    EXHIBIT 99.1
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                             FOR IMMEDIATE RELEASE
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CONTACT - CGB&L FINANCIAL GROUP, INC.
MARALYN F. HECKMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
(217) 763-2911

February 21, 2001

                          CGB&L FINANCIAL GROUP, INC.
                             ENTERS INTO AGREEMENT
                                TO BE ACQUIRED

     Cerro Gordo, Illinois-Maralyn F. Heckman, President and Chief Executive Officer of CGB&L Financial Group, Inc., the parent company of Cerro Gordo Building & Loan, sb today announced that CGB&L had signed a definitive agreement to be acquired by a company controlled by David Movtady. The Company announced on January 12, 2001, that it had entered into a letter of intent to be acquired. CGB&L will be acquired for cash with each stockholder of CGB&L expected to receive approximately $23.00 per share.

The agreement is subject to the satisfactory completion of due diligence, regulatory and CGB&L stockholder approval and other conditions.

     Ms. Heckman stated "This change will position our small financial institution for growth so our experienced staff will be able to continue serving the Cerro Gordo community in a rapidly changing and highly competitive financial environment. I am pleased that the price represents more than 100% increase in the value of CGB&L shares in less than two and one half years since the company converted from mutual to stock form."

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The material contained in this Press Release may be deemed solicitation material in respect of the proposed acquisition. Moreover, CGB&L and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. If you are interested in obtaining information on the beneficial interests of CGB&L's directors and executive officers in CGB&L's common stock, we encourage you to obtain, free of charge, the Company's 2000 Proxy Statement which is available on the internet or from the Company as described below.

Stockholders of CGB&L and other investors are also urged to read the proxy statement which will be filed in the near future by CGB&L with the Securities and Exchange Commission in connection with the proposed acquisition because it will contain important information. After it is filed with the SEC, the proxy statement will be available for free, both on the SEC's web site (www.sec.gov)
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and from CGB&L directly by calling or writing to Maralyn F. Heckman, President and Chief Executive Officer, 229 East South Street, P.O. Box 680, Cerro Gordo, IL 61818, telephone: (217) 763-2911.

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